Filed Pursuant to Rule 433
Registration Statement No. 333-262557

STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs
Issuer	The Toronto-Dominion Bank (“TD”)
Principal Amount	$10.00 per unit
Term	Approximately one year, if not called earlier
Market Measure
An approximately equally weighted basket of three ETFs comprised of the Financial Select Sector SPDR® Fund (Bloomberg symbol: “XLF”), the Industrial Select Sector SPDR® Fund (Bloomberg symbol: “XLI”) and the Energy Select Sector SPDR® Fund (Bloomberg symbol: “XLE”).

Automatic Call	The notes will be called automatically if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Call Level
Observation Level	The value of the Market Measure on the applicable Observation Date
Observation Dates	Approximately six, nine and twelve months from the pricing date
Call Level	100.00% of the Starting Value
Call Amounts
[$10.55 to $10.60] if called on the first Observation Date, [$10.825 to $10.90] if called on the second Observation Date, and [$11.10 to $11.20] if called on the final Observation Date, each to be determined on the pricing date

Payout Profile at Maturity	If the notes are not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal amount at risk
Threshold Value	100.00% of the Starting Value
Investment Considerations
This investment is designed for investors who anticipate that the Observation Level of the Market Measure on at least one of the Observation Dates will be equal to or greater than the Call Level and, in that case, are willing to have their notes called. This investment is also designed for investors who are willing to accept that their return on their investment will be capped at the applicable Call Premium, take full downside risk and forgo interim interest payments.

Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/947263/000114036123022679/brhc20052355_fwp.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	If your notes are not called, your investment may result in a loss; there is no guaranteed return of principal.
•
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

•	Changes in the price of one of the Basket Components may be offset by changes in the price of the other Basket Components.
•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•	If called, your return on the notes is limited to the applicable Call Premium.
•
You will have no rights of a holder of the Basket Components or the securities held by the Basket Components, and you will not be entitled to receive any shares of the Basket Components or the securities held by the Basket Components.

•	There are liquidity and management risks associated with the Basket Components.
•
The performance of a Basket Component may not correlate with the performance of its underlying index as well as the net asset value per share of such Basket Component, especially during periods of market volatility when the liquidity and the market price of such Basket Component and/or the securities held by such Basket Component may be adversely affected, sometimes materially.

•	Payments on the notes will not be adjusted for all corporate events that could affect the Basket Components.
•	All of the securities held by each Basket Component are concentrated in one respective sector.
•	Adverse conditions in the financial sector may reduce your return on the notes.
•	Economic conditions have adversely impacted the stock prices of many companies in the financial services sector.
•	Adverse conditions in the industrial sector may reduce your return on the notes.
•	The stocks of companies in the energy sector are subject to swift price fluctuations.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

TD has filed a registration statement (including a product supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that TD has filed with the SEC, for more complete information about TD and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, TD, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.